Exhibit 99.1
Connecticut Water        NEWS
93 West Main Street, Clinton, CT 06413

Regulators approve Maine Water’s request to begin recovery of $5 million in infrastructure investments and increased operating expenses
New rates for Biddeford and Saco Division in effect
SACO, MAINE — Dec. 12, 2017 — The Maine Water Company (Maine Water), a subsidiary of Connecticut Water Service, Inc. (Connecticut Water), has announced that the Maine Public Utilities Commission (MPUC) has approved a water rate increase for customers of Maine Water’s Biddeford and Saco Division, which serves 16,500 customers in the communities of Biddeford, Saco, Old Orchard Beach and Scarborough.
David C. Benoit, interim president and CEO of Connecticut Water, stated, “The MPUC’s approval of the rate application filed last June reflects our long-term strategy of investing in infrastructure to improve reliability and water quality for customers, timely recovery of infrastructure investments, and being good stewards of the environment by reducing water lost to leaks and reducing the chemicals and power used to treat that water.”
Maine Water’s rate application requested an annual revenue increase of $1.57 million to begin recovery of nearly $5 million in water system upgrades and increased operating costs. Maine Water and the Maine Office of the Public Advocate reached an agreement that increases annual revenue by $1.56 million. The agreement was approved by the MPUC on December 5. Concluding the case with a negotiated agreement saves the time and expense of a fully adjudicated rate case process, which ultimately benefits customers.
Richard Knowlton, president of the Maine Water operating subsidiary, commented, “Maine Water has taken a number of steps to control costs and increase operating efficiency, including consolidation of operating and customer service facilities, refinancing of debt at lower interest rates, and expanded contract services offerings to other water and wastewater systems to offset operating expenses.” He further noted, “We are fortunate to have access to capital to allow us to continue to invest in infrastructure projects so we can maintain our commitment to water quality and customer service for the families and communities we serve.”

The rate increase was effective with customer bills issued on or after December 1. The rate increase applies only to the customers of Maine Water’s Biddeford and Saco Division. The company has invested more than $12 million in infrastructure in the Biddeford and Saco Division since it became a part of Maine Water in 2012. Some of those infrastructure costs were included in the division’s 2014 rate case or were being recovered through the water infrastructure charge (WISC), but others drove the recent rate application.

About Maine Water:
The Maine Water Company is a public water utility that currently owns 12 public water systems engaged in the collection, treatment and distribution of drinking water for homes, businesses and fire protection. Maine Water serves more than 32,000 customers, or approximately 85,000 people, in 21 communities

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across Maine. Maine Water is a wholly owned subsidiary of Connecticut Water Service, Inc. (Nasdaq:CTWS).
About CTWS:

CTWS is one of the 10 largest U.S.-based publicly traded water utilities. Through its regulated utility subsidiaries, CTWS serves more than 134,000 water customers, or about 450,000 people, in 80 communities across Connecticut and Maine and more than 3,000 wastewater customers in Southbury, Connecticut.
Since January 2012, CTWS has grown its customer base by more than 45 percent, or more than 44,000 customers, primarily through large acquisitions in Maine in 2012 and of Heritage Village Water Company and Avon Water Company in Connecticut in 2017.

News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations and are subject to the risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.